Listing Broker (Co.) ____________________ (__________) By ____________________ (__________)
Office code individual code

Selling Broker (Co.) Trowbridge Realty Corp (RC52200121) By Rachel Lowell (RB22000816)
Office code individual code

PURCHASE AGREEMENT
(IMPROVED PROPERTY)
For use only by members of the Indiana Association of REALTORS®

Date: Aug 07 2025

A. BUYER: Arrived Fund Manager INC, and/or Assigns ("Buyer") agrees to buy the following property from the owner ("Seller") for the consideration and subject to the following terms, provisions, and conditions:

B. PROPERTY: The property ("Property") is known as 2324 Boneset Dr, Plainfield, IN 46168 in ____________ Township, ____________ County, Indiana, ____________ (zip code) legally described as: Seller shall provide a complete legal description of the property as evidenced by sellers warranty deed - within 5 days of acceptance.

together with any existing permanent improvements and fixtures attached **(unless leased or excluded)**, including, but not limited to, electrical and/or gas fixtures, heating and central air-conditioning equipment and all attachments thereto, built-in kitchen equipment, sump pumps, water softener, water purifier, fireplace inserts, gas logs and grates, central vacuum equipment, window shades/blinds, curtain rods, drapery poles and fixtures, ceiling fans and light fixtures, towel racks and bars, storm doors, windows, awnings, TV antennas, wall mounts, satellite dishes, storage barns, all landscaping, mailbox, garage door opener(s) with control(s) AND THE FOLLOWING: **(If applicable, any smart home devices should be addressed in this paragraph.)** ____________________

EXCLUDES THE FOLLOWING (include leased items): ____________________

The terms of this Agreement will determine what items are included/excluded, not the Seller's Disclosure Form, multiple listing service or other promotional materials. All items sold shall be fully paid for by Seller at time of closing the transaction.

Buyer should verify and rely upon Buyer's own determination of total square footage, land, room dimensions or community amenities if material, and releases the Seller, the Listing and Selling Brokers and all licensees associated with Brokers from any and all liability relating to such determination.

C. PRICE: Buyer will pay the total purchase price of ($ 330,000.00) ____________________ U.S. Dollars for the Property. If Buyer obtains an appraisal of the Property, this Agreement is contingent upon the Property appraising at no less than the agreed upon purchase price. If appraised value is less than the agreed upon purchase price Buyer retains the option to proceed toward closing at the agreed upon purchase price. If Buyer is not willing or able to proceed at the agreed upon purchase price then: 1) either party may terminate this Agreement; or 2) parties may mutually agree to amend the agreed upon price.

D. EARNEST MONEY:

1. **SUBMISSION:** Buyer submits $ 3,000.00 U.S. Dollars as earnest money which shall be applied to the purchase price at closing. If not submitted with Purchase Agreement, **Earnest money shall be delivered to Escrow Agent within** 3 Business ☐ **hours** ✔ **days after acceptance of offer to purchase.** Escrow Agent to be: ☐ Listing Broker ☐ Selling Broker ✔ Other Buyers Title Co. Escrow agent shall, after acceptance of the Agreement and **within two (2) banking days of receipt of the earnest money**, deposit the earnest money into its escrow account and hold it until time of closing the transaction or termination of this Agreement. Earnest money shall be returned promptly to Buyer in the event this offer is not accepted. If Buyer fails to timely submit Earnest Money to Escrow Agent as agreed to above, Buyer agrees Seller may terminate this Agreement by serving a Notice of Termination to Buyer prior to Escrow Agent's receipt of the Earnest Money.
2. **DISBURSEMENT:** Upon notification that Buyer or Seller intends not to perform, and if Escrow Agent is the Broker, then Broker holding the Earnest Money may release the Earnest Money as provided in this Agreement. If no provision is made in this Agreement, Broker may send to Buyer and Seller notice of the disbursement by certified mail of the intended payee of the Earnest Money as permitted in 876 IAC 8-2-2. If neither Buyer nor Seller enters into a mutual release or initiates litigation within sixty (60) days of the mailing date of the certified letter, Broker may release the Earnest Money to the party identified in the certified letter. If Escrow Agent is anyone other than a Broker, the 60 day letter release process will not be available. If the Escrow Agent is the Broker, Broker shall be absolved from any responsibility to make payment to Seller or Buyer unless the parties enter into a Mutual Release

or a Court issues an Order for payment, except as permitted in 876 IAC 8-2-2 (release of earnest money). Buyer and Seller agree to hold the Broker harmless from any liability, including attorney's fees and costs, for good faith disbursement of Earnest Money in accordance with this Agreement and licensing regulations.

E. METHOD OF PAYMENT: (Check appropriate paragraph number)

1. ✔ **CASH: The entire purchase price shall be paid in cash, U.S. Dollars, and no financing is required. Buyer to provide proof of funds submitted ✔ with offer ☐ within ________________ days of acceptance. If Buyer fails to timely submit proof of funds, Buyer agrees Seller may terminate this Agreement by serving a Notice of Termination prior to receiving the proof of funds.**
   Buyer ☐ will ✔ will not have an appraisal.
2. ☐ **NEW MORTGAGE: Completion of this transaction shall be contingent upon the Buyer's ability to obtain a ☐ Conventional ☐ Insured Conventional ☐ FHA ☐ VA ☐ Other: ______________________** first mortgage loan for ____________% of purchase price, payable in not less than ______________ years, with an original rate of interest not to exceed _____________% per annum and not to exceed _________ points. Buyer shall pay all costs of obtaining financing, except for any Seller concessions agreed to by Seller. Any inspections and charges which are required to be made and charged to Buyer or Seller by the lender, FHA, VA, or mortgage insurer, shall be made and charged in accordance with their prevailing rules or regulations and shall supersede any provisions of this Agreement.
3. ☐ **ASSUMPTION: (Attach Financing Addendum)**
4. ☐ **CONDITIONAL SALES CONTRACT: (Attach Financing Addendum)**
5. ☐ **OTHER METHOD OF PAYMENT: (Attach Financing Addendum)**

F. TIME FOR OBTAINING FINANCING:

1. **APPLICATION:** Within _____________ days after the acceptance of this Agreement, Buyer agrees to make written application for any financing necessary, to complete this transaction or for approval to assume the unpaid balance of the existing mortgage and to make a diligent effort to meet the lender's requirements and to obtain financing in cooperation with the Broker and Seller. **Buyer directs lender to order appraisal immediately.**
2. **APPROVAL:** No more than _____________ days after acceptance of this Agreement shall be allowed for obtaining loan approval, which shall include a completed appraisal, if required by lender or mortgage assumption approval. If an approval is not obtained within the time specified above, this Agreement may terminate unless an extension of time for this purpose is mutually agreed to in writing.

G. SELLER CONTRIBUTIONS:

1. ☐ **SELLER CONCESSIONS**: Seller shall provide an allowance up to $________________ U.S. Dollars or _____% of purchase price to be used by Buyer toward any allowed closing costs.
2. ✔ **BUYER BROKER COMPENSATION:** Seller to pay Buyer Broker in the amount of $__________ U.S. Dollars or 3 % of purchase price. The payment of compensation does not create an agency relationship between Buyer Broker and Seller.

H. CLOSING:

1. **DATE:** The closing of the sale (the "Closing Date") shall be on or before Sep 10 2025, or within ___________ days after ________________________________, whichever is later or this Agreement shall terminate unless an extension of time is mutually agreed to in writing. Any closing date earlier than the latest date above must be by mutual written agreement of the parties.
2. **FEE:** The settlement or closing fee incurred in conducting the settlement charged by the closing agent or company shall be paid by ☐ **Buyer (included in allowance, if provided)** ☐ **Seller** ☐ **Shared equally.**
3. **CONTINGENCY:** This Agreement:
   - ✔ **is not contingent upon the closing of another transaction;**
   - ☐ **is contingent upon the closing of the pending transaction on Buyer's property located at ______________________________ scheduled to close by ____________________.**
     Should that transaction not close, this Purchase Agreement is null and void and the earnest money shall be disbursed according to a Mutual Release Agreement.
   - ☐ **is contingent upon the acceptance of a Purchase Agreement on Buyer's property:**
     - ☐ **Addendum to Purchase Agreement First Right Contingency. See attached Addendum.**
     - ☐ **Addendum to Purchase Agreement Limited Purchase Contingency Right. See attached Addendum.**
4. **GOOD FUNDS:** Notwithstanding terms to the contrary, the Parties agree that as a condition to Closing, all funds delivered to the closing agent's escrow account be in such form that the closing agent shall be able to disburse in compliance with I.C. 27-07-3.7 et. seq. Therefore, all funds from a single source of $10,000, U.S. Dollars, or more shall be wired unconditionally to the closing agent's escrow account and all funds under $10,000, U.S. Dollars, from a single source shall be good funds as so defined by statute. Buyer is advised that the cost incurred to wire funds on behalf of and the actual cost incurred shall appear on the closing statement.

5. **WIRE FRAUD. If you receive any electronic communication directing you to transfer funds or provide nonpublic personal information, EVEN IF THAT ELECTRONIC COMMUNICATION APPEARS TO BE FROM BROKER OR TITLE COMPANY, do not respond until you verify the authenticity by direct communication with Broker or Title Company. Do not rely on telephone numbers provided in the electronic communication. Such requests may be part of a scheme to steal funds or use your identity.**

I. POSSESSION:

1. The possession of the Property shall be delivered to Buyer ✔ **at closing** ☐ **within _________ days beginning the day after closing by __________** ☐ **AM** ☐ **PM** ☐ **noon or** ☐ **on or before _________ by ________** ☐ **AM** ☐ **PM** ☐ **noon if closed.** For each day Seller is entitled to possession after closing, Seller shall pay to Buyer at closing $ 150.00 U.S. Dollars per day.
   If Seller does not deliver possession by the date and time required in the first sentence of this paragraph, Seller shall pay Buyer $ 150.00 U.S. Dollars per day as **liquidated damages** until possession is delivered to Buyer; and Buyer shall have all other legal and equitable remedies available against the Seller.
2. **MAINTENANCE OF PROPERTY:** Seller shall maintain the Property in its present condition until its **possession** is delivered to Buyer, subject to repairs in response to any inspection. Buyer may inspect the Property prior to closing to determine whether Seller has complied with this paragraph. **Seller shall remove all debris and personal property not included in the sale.**
3. **CASUALTY LOSS:** Risk of loss by damage or destruction to the Property prior to the closing shall be borne by Seller, including any deductible(s). In the event any damage or destruction is not fully repaired prior to closing, Buyer, at Buyer's option, may either **(a) terminate this Agreement with prompt return of earnest money to buyer or (b) elect to close the transaction**, in which event Seller's right to all real property insurance proceeds resulting from such damage or destruction shall be assigned in writing by Seller to Buyer.
4. **UTILITIES/MUNICIPAL SERVICES:** Seller shall pay for all municipal services and public utility charges through the day of **possession**.
5. **HOME HEATING FUEL:** Any remaining fuel stored in tank(s) ☐ **to be included in the sale** ☐ **will be purchased by Buyer at current market price measured within five (5) days prior to closing** ☐ **not applicable.**

J. LEASED PROPERTY: If this Property is subject to an enforceable Lease between Seller and tenant(s), such Lease will be provided to Buyer by Seller within ____ days after acceptance of this Agreement. If Buyer does not make a written response to the Lease within ____ days after receipt, the Lease shall be deemed acceptable. Possession will be subject to tenant's rights. In the event the Buyer does not accept any provision(s) of the Lease and such provision(s) cannot be re-negotiated with Tenant(s), this Agreement may be terminated by the Buyer and the earnest money deposit shall be refunded to Buyer promptly.

K. SURVEY: Buyer shall receive a **(Check one)** ☐ **SURVEYOR LOCATION REPORT**, which is a survey where corner markers are not set; ✔ **BOUNDARY SURVEY**, which is a survey where corner markers of the Property are set prior to closing; ☐ **WAIVED**, no survey unless required by lender; at **(Check one)** ☐ **Buyer's expense (included in allowance, if provided** ✔ **Seller's expense** ☐ **Shared equally and ordered by** ☐ **Buyer** ✔ **Seller** ☐ **Other _____________**. The survey shall (1) be received prior to closing and certified as of a current date, (2) be reasonably satisfactory to Buyer, (3) show the location of all improvements and easements. If Buyer waives the right to conduct a survey, the Seller, the Listing and Selling Brokers, and all licensees associated with Brokers are released from any and all liability relating to any issues that could have been discovered by a survey. This release shall survive the closing.

L. FLOOD AREA: If the property is located in a flood plain, Buyer may be required to carry flood insurance at Buyer's expense. Revised flood maps and changes to Federal law may substantially increase future flood insurance premiums or require insurance for formerly exempt properties. Buyer should consult with one or more flood insurance agents regarding the need for flood insurance and possible premium increases. Buyer ☐ may ☐ may not terminate this Agreement if the Property requires flood insurance.

M. BUILDING USE LIMITATIONS: Buyer's intended use for the Property is ☐ single-family, owner occupied use ✔ other Rental Buyer shall have _______ days after acceptance of Purchase Agreement to satisfy the following building or use limitation: Rental.

N. HOMEOWNER'S INSURANCE: Completion of this transaction shall be contingent upon the Buyer's ability to obtain a favorable written commitment for homeowner's insurance within 20 days after acceptance of this Agreement. Buyer should consult with one or more insurance agents regarding optional, or additional, coverage.

O. ENVIRONMENTAL CONTAMINANTS ADVISORY/RELEASE: Buyer and Seller acknowledge that Listing Broker, Selling Broker and all licensees associated with Brokers are NOT experts and have NO special training, knowledge or experience with regard to the evaluation or existence of possible lead-based paint, radon, mold and other biological contaminants ("Environmental Contaminants") which might exist and affect the Property. Environmental Contaminants

at harmful levels may cause property damage and serious illness, including but not limited to, allergic and/or respiratory problems, particularly in persons with immune system problems, young children and/or the elderly. Buyer is STRONGLY ADVISED to obtain inspections (see below) to fully determine the condition of the Property and its environmental status. The ONLY way to determine if Environmental Contaminants are present at the Property at harmful levels is through inspections.

Buyer and Seller agree to consult with appropriate experts and accept all risks for Environmental Contaminants and release and hold harmless all Brokers, their companies and licensees from any and all liability, including attorney's fees and costs, arising out of or related to any inspection, inspection result, repair, disclosed defect or deficiency affecting the Property, including Environmental Contaminants. This release shall survive the closing.

P. INSPECTIONS: (Check one)

Buyer has been made aware that independent inspections disclosing the condition of the property may be conducted and has been afforded the opportunity to require such inspections as a condition of this Agreement.

1. ☐ **BUYER WAIVES THE RIGHT TO HAVE INDEPENDENT INSPECTIONS**
Buyer WAIVES inspections and relies upon the condition of the Property based upon Buyer's own examination and releases the Seller, the Listing and Selling Brokers and all licensees associated with Brokers from any and all liability relating to any defect or deficiency affecting the Property, which release shall survive the closing. Inspections required by law, FHA/VA, down payment assistance program or by lender are not included in this waiver.

2. ✔ **BUYER RESERVES THE RIGHT TO HAVE INDEPENDENT INSPECTIONS** (including Lead-Based Paint)
Buyer reserves the right to have independent inspections in addition to any inspection required by law, FHA/VA, down payment assistance program or Buyer's lender(s). All inspections shall be:
    a. At Buyer's expense (unless agreed otherwise by the parties or required by lender);
    b. Conducted by licensed, independent inspectors or qualified independent contractors selected by Buyer within the following time periods.

Seller shall have water, gas, electricity and all operable pilot lights on for Buyer's inspections. Seller must make **all areas of the Property** available and accessible for Buyer's inspection.

3. ☐ **PROPERTY IS SOLD "AS IS".** See Attached Addendum.

INSPECTION/RESPONSE PERIOD (Does not apply with As Is Addendum):

A. **INITIAL INSPECTION PERIOD:** Buyer shall order all independent inspections after acceptance of the Purchase Agreement. Buyer shall have 14 days beginning the day following the date of acceptance of the Purchase Agreement to respond to the inspection report(s) in writing to Seller (see "Buyer's Inspection Response").

B. **SCOPE OF INSPECTION: Inspections may include but are not limited to the condition of the following systems and components: heating, cooling, electrical, plumbing, roof, walls, ceilings, floors, foundation, basement, crawl space, well/septic, water, wood destroying insects and organisms, lead-based paint (note: intact lead-based paint that is in good condition is not necessarily a hazard), radon, mold and other biological contaminants and/or the following:**
____.

C. **ADDITIONAL INSPECTION:** If the **INITIAL** inspection report reveals the presence of lead-based paint, radon, mold and other biological contaminants, or any other condition that requires further examination or testing, then Buyer shall notify Seller in writing and have 5 **additional days from the deadline listed above to order, receive and respond in writing to all inspection reports.**

D. **INSPECTION RESPONSE(S) REQUIRED:** If the Buyer does not comply with any Inspection/Response Period or make a written objection to any problem revealed in a report within the applicable Inspection/Response Period, the Property shall be deemed to be acceptable. If one party fails to respond or request in writing an extension of time to respond to the other party's Independent Inspection Response, then that inspection response is accepted. A timely request for extension is not an acceptance of the inspection response, whether or not granted. A reasonable time period to respond is required to prevent misuse of this acceptance provision. Factors considered in determining reasonable time periods include, but are not limited to, availability of responding party to respond, type and expense of repairs requested and need of responding party to obtain additional opinions to formulate a response.

E. **IF DEFECT IS IDENTIFIED:** If an Inspection Report reveals a DEFECT(S) with the Property, the Buyer must:
    1. Provide the inspection report, or relevant parts thereof, to the Seller; and
    2. Give the Seller the opportunity to remedy the defect(s).

F. **SELLER RESPONSE TO INSPECTION DEFECT:** If Seller is unable or unwilling to remedy the defect(s) to Buyer's reasonable satisfaction before closing (or at a time otherwise agreed to by the parties), then Buyer may terminate this Agreement or waive such defect(s) and the transaction shall proceed toward closing. Seller may terminate this

Agreement by submitting a Mutual Release if Buyer chooses to further negotiate with subsequent Inspection Response(s).

G. DEFECT DEFINED: Under Indiana law, "Defect" means a condition that would have a significant adverse effect on the value of the Property, that would significantly impair the health or safety of future occupants of the property, or that if not repaired, removed, or replaced would significantly shorten or adversely affect the expected normal life of the premises.

H. PREVIOUSLY DISCLOSED DEFECT: Buyer agrees that any property defect(s) previously disclosed by Seller, or routine maintenance and minor repair items mentioned in any report, shall not be a basis for termination of this agreement.

I. INSPECTION RELEASE: Buyer releases and holds harmless all Brokers and their companies from any and all liability, including attorney's fees and costs, arising out of or related to any inspection, inspection result, repair, disclosed defect or deficiency affecting the Property, including but not limited to lead-based paint, radon, mold and other biological contaminants. This release shall survive the closing.

Q. LIMITED HOME WARRANTY PROGRAM:

Buyer acknowledges the availability of a LIMITED HOME WARRANTY PROGRAM with a deductible paid by Buyer which ☐ **will** ✔ **will not** be provided at a cost not to exceed $ __________________ U.S. Dollars charged to ☐ **Buyer** ☐ **Seller and ordered by** ☐ **Buyer** ☐ **Seller**. Buyer and Seller acknowledge this LIMITED HOME WARRANTY PROGRAM may not cover any pre-existing defects in the Property nor replace the need for an independent home inspection. Broker may receive a fee from the home warranty provider and/or a member benefit. The Limited Home Warranty Program is a contract between Buyer/Seller and the Home Warranty Provider.

The Parties agree that Brokers and their companies shall be released and held harmless in the event of claims disputes with the Home Warranty Provider.

R. DISCLOSURES: (Check one)

1. Buyer ☐ **has** ✔ **has not** ☐ **not applicable** received and executed SELLER'S RESIDENTIAL REAL ESTATE SALES DISCLOSURE.
2. Buyer ☐ **has** ☐ **has not** ✔ **not applicable** received and executed a LEAD-BASED PAINT CERTIFICATION AND ACKNOWLEDGEMENT.

S. TITLE APPROVAL: Prior to closing, Buyer shall be furnished with ☐ **a title insurance commitment for the most current and comprehensive ALTA Owner's Title Insurance Policy available** in the amount of the purchase price or ☐ **an abstract of title continued to date**, showing marketable title to Property in Seller's name. Seller must convey title free and clear of any encumbrances and title defects, with the exception of any mortgage assumed by Buyer and any restrictions or easements of record not materially interfering with Buyer's intended use of the Property. A title company, at Buyer's request, can provide information about availability of various additional title insurance coverages and endorsements and the associated costs.

OWNER'S TITLE INSURANCE PREMIUM and that portion of Title Service Fees incurred to prepare the Owner's Policy (including title search and examination and commitment preparation), to be paid by ✔ **Buyer (included in allowance, if provided)** ✔ **Seller** ☐ **Shared equally.**

LENDER'S TITLE INSURANCE PREMIUM and that portion of Title Service Fees incurred to prepare the Lender's Policy (including title search and examination and commitment preparation), if applicable, to be paid by ☐ **Buyer (included in allowance, if provided)** ☐ **Seller** ☐ **Shared equally** ☐ **Other** ______________________________

The parties agree that ☐ **Seller** ✔ **Buyer** will select a title insurance company to issue a title insurance policy and will order the commitment ☐ **immediately** or ✔ **other:** See buyer addendum

Pursuant to Federal and State Law, Seller cannot make Seller's selection of a title insurance provider a condition of this Agreement.

Seller agrees to pay the cost of obtaining all other documents necessary to perfect title (including the cost of the deed and vendor's affidavit), so that marketable title can be conveyed.

T. TAXES: (Check appropriate paragraph number)

1. ☐ Buyer will assume and pay all taxes on the Property beginning with the taxes due and payable on ____________________, ______, and all taxes due thereafter. At or before closing, Seller shall pay all taxes for the Property payable before that date.

2. ✔ All taxes that have accrued for any **prior calendar year** that remain unpaid shall be paid by Seller either to the County Treasurer and/or the Buyer in the form of a credit at closing. All taxes that have accrued for the **current calendar year** shall be prorated on a calendar-year basis as of the day immediately prior to the Closing Date.

3. ☐ For recent construction or other tax situations. Seller will give a tax credit of $ ____________________ U.S. Dollars to Buyer at closing. This shall be a final settlement.

For purposes of paragraph 1 and 2: For the purpose of determining the credit amount for accrued but unpaid taxes, taxes shall be assumed to be the same as the most recent year when taxes were billed based upon *certified* tax rates. This shall be a final settlement.

WARNING:

***The succeeding year tax bill for recently constructed homes or following reassessment periods may greatly exceed the last tax bill available to the closing agent.**

***Buyer acknowledges Seller's tax exemptions and/or credits may not be reflected on future tax bills.**

***Buyer may apply for current-year exemptions/credits at or after closing.**

U. PRORATIONS AND SPECIAL ASSESSMENTS: Insurance, if assigned to Buyer, interest on any debt assumed or taken subject to, any rents, all other income and ordinary operating expenses of the Property, including but not limited to, public utility charges, shall be prorated as of the day immediately prior to the Closing Date. Seller shall pay any special assessments applicable to the Property for municipal improvements previously made to benefit the Property. Seller warrants that Seller has no knowledge of any planned improvements which may result in assessments and that no governmental or private agency has served notice requiring repairs, alterations or corrections of any existing conditions. Public or municipal improvements which are not completed as of the date above but which will result in a lien or charge shall be paid by Buyer. Buyer will assume and pay all special assessments for municipal improvements completed after the date of this Agreement.

V. TIME: Time is of the essence. Time periods specified in this Agreement and any subsequent Addenda to the Purchase Agreement are calendar days and shall expire at 11:59 PM of the date stated unless the parties agree in writing to a different date and/or time. Unless otherwise stated, all time periods shall begin the day after the acceptance of this Agreement.

Note: Seller and Buyer have the right to withdraw any offer/counter offer prior to written acceptance and delivery of such offer/counter offer.

W. HOMEOWNERS ASSOCIATION/CONDOMINIUM ASSOCIATION ("Association"): If the property is located in a community governed by a mandatory homeowners association, the following must be provided by the Seller to Buyer within 5 days after acceptance of this Agreement, but not later than ten (10) days prior to closing pursuant to I.C. 32-21-5-8.5: 1. A disclosure that the property is in a community governed by a homeowners association; 2) A copy of the recorded governing documents; 3) a statement indicating there are assessments and the amount of any assessments; 4) The following information about a board member, homeowners association agent, or other person who has a contract with the homeowners association to provide any management services for the homeowners association: (A) the name. (B) the business or home address. Brokers are not responsible for obtaining, verifying or interpreting this information. The parties agree that Brokers and their companies shall be released and held harmless from any and all liability arising out of or related to these documents.

If the Buyer does not make a written response to the documents within 5 days after receipt, the documents shall be deemed acceptable. In the event the Buyer does not accept the provisions in the documents and such provisions cannot be waived, this Agreement may be terminated by the Buyer and the earnest money deposit shall be refunded to Buyer promptly. Any approval of sale required by the Association shall be obtained by the Seller, in writing, within 5 days after Buyer's approval of the documents. Fees charged by the "Association", or its management company, for purposes of verification of good standing and/or transfer of ownership shall be shared equally by Buyer and Seller. Start-up or one time reserve fees, if any, shall be paid by Buyer.

Buyer acknowledges that in every neighborhood there are conditions which others may find objectionable. Buyer shall therefore be responsible to become fully acquainted with neighborhood and other off-site conditions that could affect the Property.

X. ATTORNEY'S FEES: Any party to this Agreement who is the prevailing party in any legal or equitable proceeding against any other party brought under or with relation to the Agreement or transaction shall be additionally entitled to recover court costs and reasonable attorney's fees from the non-prevailing party.

Y. FAIR HOUSING: The parties acknowledge that the Fair Housing Act prohibits discrimination in housing because of race, color, national origin, religion, sex, familial status, and disability. **Due to Fair Housing risks, Brokers will not prepare, review, or submit personal information letters, including photographs, from Buyer to Seller**. The

National Association of REALTORS® Code of Ethics also prohibits REALTORS® from discriminating on the basis of sexual orientation or gender identity.

Z. ADDITIONAL PROVISIONS:

1. Unless otherwise provided, any proration's for rent, taxes, insurance, damage deposits, association dues/assessments, or any other items shall be computed as of the day immediately prior to the Closing Date.

2. Underground mining has occurred in Indiana, and Buyers are advised of the availability of subsidence insurance. Broker is not responsible for providing or verifying this information.

3. The Indiana State Police has created a registry of known meth contaminated properties which can be found at www.in.gov/meth. Click on "Clan Lab Addresses." Broker is not responsible for providing or verifying this information.

4. The Indiana Sheriff's Sex Offender Registry (www.indianasheriffs.org) exists to inform the public about the identity, location and appearance of sex offenders residing within Indiana. Broker is not responsible for providing or verifying this information.

5. Conveyance of this Property shall be by general Warranty Deed, or by ______________________________ subject to taxes, easements, restrictive covenants and encumbrances of record, unless otherwise agreed.

6. If it is determined Seller is a "foreign person" subject to the Foreign Investment in Real Property Tax Act, Seller will pay applicable tax obligation.

7. Any notice required or permitted to be delivered shall be deemed received when personally delivered, transmitted electronically or digitally or sent by express courier or United States mail, postage prepaid, certified and return receipt requested, addressed to Seller or Buyer or the designated agent of either party.

8. This Agreement shall be construed under and in accordance with the laws of the State of Indiana and is binding upon the parties' respective heirs, executors, administrators, legal representatives, successors, and assigns. Buyer may not assign this Agreement without the consent of Seller.

9. In case any provision contained in this Agreement is held invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

10. This Agreement constitutes the sole and only agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties' respecting the transaction and cannot be changed except by their written consent.

11. All rights, duties and obligations of the parties shall survive the passing of title to, or an interest in, the Property.

12. Broker(s) may refer Buyer or Seller to other professionals, service providers or product vendors, including lenders, loan brokers, title insurers, escrow companies, inspectors, pest control companies, contractors and home warranty companies. Broker(s) does not guarantee the performance of any service provider. Buyer and Seller are free to select providers other than those referred or recommended to them by Broker(s). The Parties agree that Brokers and their companies shall be released and held harmless in the event of claims disputes with any service provider.

13. By signing below, the parties to this transaction acknowledge: 1) receipt of a copy of this Agreement; and 2) information regarding this transaction may be published in a listing service, Internet or other advertising media.

14. Any amounts payable by one party to the other, or by one party on behalf of the other party, shall not be owed until this transaction is closed.

15. Buyer and Seller consent to receive communications from Broker(s) via telephone, U.S. mail, email, text message and facsimile at the numbers/addresses provided to Broker(s) unless Buyer and Seller notify Broker(s) in writing to the contrary.

16. Buyer discloses to Seller that Buyer holds Indiana Real Estate License # ______________________________.

17. Where the word "Broker" appears, it shall mean "Licensee" as provided in I.C.25-34.1-10-6.8.

AA. FURTHER CONDITIONS (List and attach any addenda): ____________________

See buyer addendum

Seller to pay buyer broker compensation of 3% of the gross (total) sale price at closing to Trowbridge Realty Corportation DBA Marketplace Homes

BB. CONSULT YOUR ADVISORS: Buyer and Seller acknowledge they have been advised that, prior to signing this document, they may seek the advice of an attorney for the legal or tax consequences of this document and the transaction to which it relates. In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, environmental engineer, or other person, with experience in evaluating the condition of the Property.

CC. ACKNOWLEDGEMENTS: This ☐ **is** ☐ **is not** a limited agency transaction. Buyer and Seller acknowledge that each has received agency office policy disclosures, has had agency explained, and now confirms all agency relationships. Buyer and Seller further acknowledge that they understand and accept agency relationships involved in this transaction.

EXPIRATION OF OFFER: Unless accepted in writing by Seller and delivered to Buyer **by** 5.00pm ☐ **AM** ✔ **PM** ☐ **Noon, on** Aug 11 2025, this Purchase Agreement shall be null and void and all parties shall be relieved of any and all liability or obligations.

This Agreement/contract together with any and all subsequent forms, amendments and addenda may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that this Agreement, together with any and all subsequent forms, amendments and addenda may be transmitted between them electronically or digitally. The parties intend that electronically or digitally transmitted signatures constitute original signatures and are binding on the parties. The original documents shall be promptly delivered, if requested.

LEGAL REMEDIES/DEFAULT: If this offer is accepted and Buyer fails or refuses to close the transaction, without legal cause, the earnest money shall be retained by Seller for damages Seller has or will incur. Seller retains all rights to seek other legal and equitable remedies, which may include specific performance and additional monetary damages. All parties have the legal duty to use good faith and due diligence in completing the terms and conditions of this Agreement. A material failure to perform any obligation under this Agreement is a default which may subject the defaulting party to liability for damages and/or other legal remedies, which, as stated above, may include specific performance and monetary damages in addition to loss of Earnest Money.

By signature below, the parties verify that they understand and approve this Purchase Agreement and acknowledge receipt of a signed copy.

Jeff Talbert on behalf of Arrived Fund Manager, Inc. and/or Assigns

BUYERS SIGNATURE	DATE	BUYER'S SIGNATURE	DATE
	Aug 07 2025 12:12 EDT		

Jeff Talbert on behalf of Arrived Fund Manager, Inc. and/or Assigns

PRINTED	PRINTED

2324 Boneset Dr, Plainfield, IN 46168

(Property Address)

SELLER'S RESPONSE: (Check appropriate paragraph number):

On 8-11-2025, **at** 9:30 ☒ **AM** ☐ **PM** ☐ **Noon**

1. ☐ **The above offer is Accepted.**

2. ☐ **The above offer is Rejected.**

3. ☒ **The above offer is Countered. See Counter Offer. Seller should sign both the Purchase Agreement and the Counter Offer.**

By signature below, the parties verify that they understand and approve this Purchase Agreement and acknowledge receipt of a signed copy.

Signed by: Krista Ewing 96531C0EC025469...	8/12/2025	Signed by: Amanda Ewing 5F58FD7C4FBD440...	8/12/2025
SELLER'S SIGNATURE	DATE	SELLER'S SIGNATURE	DATE
Krista Ewing		Amanda Ewing	
PRINTED		PRINTED	